    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1999.

                                                      REGISTRATION NO. 333-80159
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                          AMENDMENT NO. 2 TO FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 PENTAIR, INC.

             (Exact name of registrant as specified in its charter)

               MINNESOTA                                  41-0907434
    (State or other jurisdiction of          (I.R.S. Employer Identification No.)
     incorporation or organization)

                                 PENTAIR, INC.
                      1500 COUNTY ROAD B2 WEST, SUITE 400
                         ST. PAUL, MINNESOTA 55113-3105
                                 (651) 636-7920
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                       ----------------------------------

                            LOUIS L. AINSWORTH, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                 PENTAIR, INC.
                      1500 COUNTY ROAD B2 WEST, SUITE 400
                         ST. PAUL, MINNESOTA 55113-3105
                                 (651) 636-7920
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                       ----------------------------------

                                   Copies to:
                              Stanley Efron, Esq.
                              Henson & Efron, P.A.
                      400 Second Avenue South, Suite 1200
                          Minneapolis, Minnesota 55401
                                 (612) 339-2500
                       ----------------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                       ----------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
      SECURITIES TO BE REGISTERED          REGISTERED(1)          UNIT(2)             PRICE(2)             FEE(2)
Common Stock, $.16 2/3 par value.......
Debt Securities........................
Common Share Purchase Right, attached
  to Common Stock(3)...................
  TOTAL................................                                             $700,000,000          $194,600

(1) Such indeterminate number or amount of common stock or debt securities as may from time to time be issued at indeterminate prices, up to an aggregate initial offering price of $700,000,000. If any debt securities are issued at an original issue discount, such greater amount as shall result in the initial offering price for securities aggregating $700,000,000. The debt securities and common stock may be sold separately or together.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Accordingly, in accordance with General Instruction II.D. to Form S-3, the table does not specify by class information as to the amount to be registered, the proposed maximum offering price per unit or the registration fee attributable to each class of securities registered.

(3) The value attributable to the common share purchase rights will be reflected in the market price of the common stock to which the rights are attached.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE
REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE ISN'T PERMITTED.

PROSPECTUS

                                  $700,000,000

                                     [LOGO]

Pentair, Inc.
1500 County Road B2 West, Suite 400
St. Paul, Minnesota 55113-3105
(651) 636-7920

                                  COMMON STOCK
                                DEBT SECURITIES

    Pentair, Inc. may offer and sell from time to time, together or separately, up to $700,000,000 of debt securities and shares of common stock. These securities may be offered in amounts, at prices and on terms set forth in supplements to this prospectus. This prospectus describes the general terms that will apply to the shares of common stock and debt securities we intend to offer at one or more times under this registration statement. It must be accompanied by a supplement at the time of sale. Supplements will be available at the time of each later offering of securities and will describe the specific terms of the debt securities and common stock being offered. You should read this prospectus and the supplements carefully before you invest.

    CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE INVESTING IN THE COMMON STOCK OR DEBT SECURITIES.

    The common stock is listed on the New York Stock Exchange under the symbol "PNR."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  This Prospectus is dated             , 1999.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

Risk Factors...............................................................................................           3

Cautionary Statement About Forward Looking Statements......................................................           6

About Pentair..............................................................................................           6

Use of Proceeds............................................................................................           8

Ratio of Earnings to Fixed Charges.........................................................................           8

The Securities We May Offer................................................................................           8

Description of Debt Securities.............................................................................           9

Description of Common Stock, Preferred Stock And Rights Plan...............................................          15

Provisions Relating to Changes in Control..................................................................          17

Plan of Distribution.......................................................................................          19

Where You Can Find More Information........................................................................          20

Legal Matters..............................................................................................          21

Experts....................................................................................................          21


    You should rely only on the information incorporated by reference or set forth in this prospectus and that is set forth in the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering our common stock and debt securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  RISK FACTORS

    You should carefully consider the following risk factors and warnings before making an investment decision. If any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In that case, the price of our securities could decline and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, as well as our audited consolidated financial statements and notes thereto and our unaudited interim consolidated financial statements and notes thereto, which have been incorporated in this prospectus by reference.


OUR INABILITY TO SUSTAIN CONSISTENT INTERNAL GROWTH COULD ADVERSELY AFFECT OUR
  FINANCIAL PERFORMANCE.



    From 1993 through 1998, our net sales grew at a compound annual rate of 15.4%, approximately half of which was from internal growth. This growth was generated primarily from entering new distribution channels and introducing new products. To grow more rapidly than our markets, we will have to expand our geographic reach, increase our market shares, further diversify our distribution channels and continue to introduce new products. We may not be able to successfully meet those challenges, which could adversely affect our ability to sustain consistent internal growth. If we are unable to sustain consistent internal growth, we will be less likely to meet our stated revenue growth targets. Any shortfall in anticipated sales growth could adversely affect our net income growth, and, in turn, the market price of our stock.


OUR INABILITY TO COMPLETE OR SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS COULD
  ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.


    Approximately half of our net sales growth in the period from 1993 through 1998 was generated from businesses which we acquired in that period. We may not be able to sustain this level of growth from acquisition activity in the future. We intend to continue to evaluate strategic acquisitions primarily in our three current business segments, and we may consider acquisitions outside of these segments as well. Our ability to expand through acquisitions is subject to various risks, including the following:

    - increased competition for acquisitions, especially in the enclosures industry;

    - higher acquisition prices;

    - lack of suitable acquisition candidates in targeted product or market areas;

    - diversion of management time and attention to acquisitions and acquired businesses;

    - inability to integrate acquired businesses effectively or profitably; and

    - inability to achieve anticipated benefits from acquisitions.


Acquisitions could have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the acquisitions, while we attempt to integrate operations of the acquired businesses into our operations. Once integrated, acquired operations may not achieve profitability.



WITHOUT SIGNIFICANT CAPITAL, WE WILL NOT BE ABLE TO ACHIEVE OUR PLANNED GROWTH.



    Our plans to continue our growth in our chosen markets will require additional capital for:



    - future acquisitions



    - capital expenditures for existing businesses



    - growth of working capital

    - expansion into new geographic regions



In the past we have financed our growth primarily through debt financings. Significant future acquisitions will require us to expand our debt financing resources or to issue equity securities. Our financial results will be adversely affected if interest costs under our debt financings are higher than the income generated by acquisitions or other internal growth. In addition, future acquisitions could be dilutive to your equity investment if we issue additional stock to fund acquisitions. We cannot assure you that we will be able to sell equity or to obtain future debt financing at favorable terms. Without sufficient financing, we will not be able to pursue our growth strategy, which will limit our growth and revenues in the future.



OUR OPERATIONS WILL SUFFER IF WE ARE UNABLE TO COMPLETE OUR INTERNAL
  TRANSFORMATION INITIATIVES.



    We are in the process of transforming how we view and operate our existing businesses and those we acquire. Historically, we operated our subsidiaries as stand-alone entities. We recently have started to share services among all businesses and consolidate some operations. In 1998, we launched a cost control program under which we began to coordinate supply management programs and administrative functions such as human resources and information technology. In addition, in April 1999, we publicly announced a restructuring plan to consolidate some of our subsidiary headquarters, distribution facilities and manufacturing operations, reduce overhead, outsource specific product lines and reduce net headcount by approximately 700 jobs. As of June 26, we had incurred $3.1 million in charges under the restructuring plan. We face the following risks in implementing these programs across existing and newly acquired businesses:


    - inability to successfully consolidate management, operations, product lines, distribution networks, sales forces and manufacturing facilities;

    - increased employee turnover or inability to retain key employees;

    - inability to retain key customers or to maintain sales momentum; and

    - potential disruption in inventory and product supply, or in administrative services.


We may not be able to complete these programs without unexpected costs, delays or the need for the increased management time and effort. If we do not successfully implement these programs on a timely basis, we will not achieve the operational efficiencies and cost savings we have planned for.



OUR RELIANCE ON FOREIGN SOURCING ARRANGEMENTS POSES RISKS TO OUR PRODUCT SUPPLY.


    We currently outsource about $300 million per year in sales value of our products, primarily for our professional tools and equipment segment. Most of these outsourcing arrangements are with manufacturers in Taiwan and China. In the event of political unrest or significant economic instability, we may not be able to obtain product supply on a timely basis. A significant disruption in product supply could have material and adverse consequences on our level of sales and on ongoing relationships with our customers.


OUR INCREASING DEPENDENCE ON LARGE RETAIL CHAIN CUSTOMERS MAKES US MORE
  VULNERABLE TO THEIR BUYING DECISIONS.


    The largest single channel for distribution of our products in our professional tools and equipment segment is large retail stores, particularly those serving the "do-it-yourself" market, such as The Home Depot, Lowe's and other large home centers and national retailers. While none of these customers currently account for more than 10% of our sales individually, maintaining and expanding these relationships is very important to the future success of our business. We could lose a number of these relationships, through industry developments, such as competitive products replacing ours or limiting the volumes of our products purchased, or through our own actions. If we were to lose one of our significant retail customers or a number of our other retailer customers, it could have a material adverse effect on our financial results and future prospects. In addition, the large size of these companies and their dominant position in the marketplace gives them substantial leverage in the terms they offer to their suppliers.


OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO FOREIGN MARKET AND CURRENCY
  FLUCTUATION RISKS.


    Sales outside of North America accounted for 17% of our net sales in 1998, and this percentage is expected to increase in the future. Over the past few years, the economies of many of the foreign countries in which we do business have had slower growth than the U.S. economy. The European Union currently accounts for the bulk of our foreign sales and income. Our most significant European market is Germany, where the capital goods market has been very slow. We cannot predict how changing European market conditions will impact our financial results.

    We are also exposed to the risk of fluctuation of foreign currency exchange rates. We have entered into financial arrangements, including foreign currency swaps and hedging transactions, to manage and reduce the impact of some of these risks, but we cannot assure you that these arrangements will eliminate the risk that currency fluctuations may affect our financial results.

INTELLECTUAL PROPERTY CHALLENGES MAY HINDER PRODUCT DEVELOPMENT AND MARKETING.


    We rely on a combination of copyright, trademark, trade secret, unfair competition and other intellectual property laws, as well as nondisclosure agreements and other protective measures, to protect our intellectual property, particularly our brand names and product lines. Such protection, however, may not preclude competitors from developing products similar to ours or from challenging our names or products. Over the past few years, we have noticed an increasing tendency for participants in our markets to use conflicts over and challenges to intellectual property as means to compete. Patent and trademark challenges increase our costs to develop, engineer and market our products. In late February 1999, a jury awarded $1 million in damages against us, which we currently are appealing, in a lawsuit for patent infringement. We may be subject to these types of lawsuits in the future. Defending these challenges can be costly to us.



YEAR 2000 PROBLEMS COULD DISRUPT OUR OPERATIONS.


    We have undertaken a project to review all of our computer systems for Year 2000 compliance. This includes the replacement of a number of business enterprise software systems. We may not be able to complete installation of these systems or complete corrections of identified problems in our other software and computers on a timely basis. In addition, our customers or suppliers may experience business interruptions which would also adversely affect our operations. It is also possible that we have failed to anticipate or discover all of the problems that may arise, particularly in our recently acquired businesses.

PROVISIONS OF OUR RESTATED ARTICLES OF INCORPORATION, BYLAWS AND MINNESOTA LAW
  COULD DETER TAKEOVER ATTEMPTS.

    Our Restated Articles of Incorporation and Bylaws include provisions relating to the election, appointment and removal of directors, as well as shareholder notice and shareholder voting requirements which could delay, prevent or make more difficult a merger, tender offer, proxy contest or other change of control. In addition, our common share purchase rights could cause substantial dilution to a person or group that attempts to acquire us, which could deter some acquirers from making takeover proposals or tender offers. Also, the Minnesota Business Corporations Act contains control share acquisition and business combination provisions which could delay, prevent or make more difficult a merger, tender offer, proxy contest or other change of control. Our shareholders might view any such a transaction as being in their best interests since the transaction could result in a higher stock price than the current market price for our common stock. These provisions and laws are discussed in detail later in this prospectus in "Provisions Relating to Changes in Control."

             CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

    We provide information and make statements in this prospectus that are "forward-looking" in nature. Forward-looking information or statements include statements about the future of the industries represented by our operating groups, statements about our future business plans and strategies, the timeliness of product introductions and deliveries, expectations about industry and market growth and developments, expectations about our growth and profitability and other statements that are not historical in nature. Many of these statements contain words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or "continue" or other similar words.

    Because forward-looking statements involve future risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific risk factors identified in the section entitled "Risk Factors" (which begins on page
3), include:

    - changes in industry conditions, such as

      -  the strength of product demand;

      -  the intensity of competition;

      -  pricing pressures;

      -  market acceptance of new product introductions;

      -  the introduction of new products by competitors;

      - our ability to source components from third parties without interruption and at reasonable prices; and

         -  the financial condition of our customers;

    - changes in our business strategies;

    - general economic conditions, such as the rate of economic growth in our principal geographic markets or fluctuations in exchange rates;

    - changes in operating factors, such as continued improvement in manufacturing activities and the achievement of related efficiencies and inventory risks due to shifts in market demand; and

    - our ability to accurately evaluate the effects of contingent liabilities such as taxes, product liability and other liabilities.

    We cannot predict the actual effect these factors will have on our results and many of the factors and their effects are beyond our control. In addition, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual performance or results. Given these uncertainties, you should not rely too heavily on these forward-looking statements.

                                 ABOUT PENTAIR

    We are a global, diversified manufacturer operating in three principal industry segments: professional tools and equipment; water and fluid technologies; and electrical and electronic enclosures. We have grown these three segments through a combination of internal development and acquisitions.

    PROFESSIONAL TOOLS AND EQUIPMENT. Our tools segment accounted for 43% of our sales in 1998. In this segment, we manufacture products including:

    - a full line of homeshop products, contractor tools, general purpose stationary woodworking machinery and accessories;

    - portable electric tools including saws, routers, sanders, grinders and drills; air-powered nailing products; and cordless tools; and

    - lubricating tools and equipment, battery charging and testing equipment, lifting equipment, portable power supplies, refrigerant and coolant recyclers, automatic transmission fluid exchangers and welding equipment and accessories.

    Our tools and equipment products are sold in the United States, Canada and overseas under the brand names Delta-Registered Trademark-, Biesemeyer-Registered Trademark-, Porter-Cable-Registered Trademark-, FLEX-TM-, Lincoln-Registered Trademark-, Blackhawk-Registered Trademark-, Marquette-Registered Trademark-, Guardian-TM-, Pro-Arc-TM-,
T-Tech-Registered Trademark-, Century-Registered Trademark-,
Solar-Registered Trademark-, Booster Pac-TM-, Cobra-Registered Trademark- and Viper-TM-. We sell these products through various channels, including networks of independent industrial and warehouse distributors, home centers and national retailers and hardware stores, as well as through mail order and catalogues.

    WATER AND FLUID TECHNOLOGY. Our water segment accounted for 28% of our sales in 1998. In this segment, we manufacture products including:

    - a wide variety of water and wastewater pumps for residential, commercial and municipal uses;

    - a complete line of control valves used in the manufacture of water softeners and filtration, deionization and desalination systems; and

    - automated and manual lubrication systems and equipment, pumps and pumping stations for fluid transfer applications.

    Our water and fluid technology products are sold in the United States, Canada and overseas under the brand names Myers-Registered Trademark-, Aplex-Registered Trademark-, Fairbanks Morse-Registered Trademark-, Aurora-Registered Trademark-, Water Ace-Registered Trademark-, Shur Dri-TM-, Hydromatic-Registered Trademark-, Fleck-Registered Trademark-, SIATA-TM-, Lincoln-Registered Trademark- and ORSCO-TM-. We sell these products through various wholesale and retail channels, including home centers and hardware stores for the retail "do-it-yourself" market, qualified systems distributors who have design, installation and service capabilities, industrial supply and specialty distributors and direct sales by internal sales organizations, as well as through catalogs.

    As announced on April 30, 1999 and described in our Form 10-Q for the quarterly period ended March 27, 1999, we have entered into a merger agreement to acquire Essef Corporation, which will expand our water segment. Essef Corporation is a manufacturer of composite water tanks, pumps, filters and other water equipment and accessories. The merger is subject to a number of conditions, and we cannot assure you that the deal will actually be closed.

    ELECTRICAL AND ELECTRONIC ENCLOSURES. Our enclosures segment accounted for 29% of our sales in 1998. In this segment, we manufacture standard and custom-designed products including:

    - metallic and composite enclosures and cabinets, which house electrical and electronic controls, instruments and components;

    - cases, subracks and microcomputer packaging systems; and

    - a full line of accessories including backplanes, power supplies and technical workstations.

    Our electrical and electronic enclosure products are sold in the United States, Canada and overseas under the brand names Hoffman-Registered Trademark-, Schroff-Registered Trademark-, Transrack-Registered Trademark-, Optima-TM-, Eraba-TM- and Pentair Enclosures-TM-. We sell electrical enclosures through industrial electrical distributors; electronic enclosures through electronic equipment distributors and to original equipment manufacturers; and information and communication technology products primarily to original equipment manufacturers.

    GROWTH STRATEGY. From 1993 through 1998, our net sales grew at a compound annual rate of 15.4%, approximately half of which was from internal growth. This internal growth was generated primarily from entering new distribution channels and introducing new products. The channels of distribution for our products are primarily industrial, which generally grow at a rate consistent with the gross domestic product of our geographic markets, which are primarily in North America and Europe. To grow more rapidly than our markets, we will have to expand our geographic reach, increase our market shares, further diversify our distribution channels and continue to introduce new products. Acquisitions also remain an important part of our ongoing growth strategy. Acquisitions can help us achieve a critical mass in our three segments more quickly than relying solely on internal development. As part of our acquisition strategy, we regularly review acquisition opportunities and have discussions with potential acquisition candidates. Acquisition transactions could arise at any time and from time to time.


    Our principal executive offices are located at 1500 County Road B2 West, St. Paul, Minnesota, 55113-3105, and our telephone number is (651) 636-7920.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the offered securities will be used to fund expansion of our business, including:

    - repayment of debt, including amounts we may have borrowed under our senior credit facility;

    - acquisitions;

    - working capital;

    - capital expenditures; and

    - other general corporate purposes.

    When we offer a particular series of the offered securities, the prospectus supplement relating to that series will set forth the intended use of the net proceeds received for those securities. Pending the application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

                                                                   YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------    THREE MONTHS ENDED
                                                      1994       1995       1996       1997       1998         MARCH 27, 1999
                                                    ---------  ---------  ---------  ---------  ---------  -----------------------
Ratio of Earnings to Fixed Charges................      4.19x      4.88x      6.31x      6.73x      6.41x             1.52x

    For the three months ended March 27, 1999, the ratio of earnings to fixed charges would have been 7.1x if it had been calculated on the basis of income before the special restructuring charge of $38 million taken during the quarter.

    The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense and a portion of rentals determined to be representative of interest.

                          THE SECURITIES WE MAY OFFER

    This prospectus, together with the applicable prospectus supplement, summarize the material terms of the securities we may sell in this offering. If specified in the applicable prospectus supplement, the terms of the debt securities and common stock as described in this prospectus may be changed. Under this prospectus and with a prospectus supplement, we may sell at one time or at various times and in various combinations shares of common stock and debt securities. The debt securities may be in different series and forms and may have different terms. The total dollar amount of securities that we may issue in this offering will not exceed $700,000,000. However, if we issue debt securities at a discount from their stated principal amount, the amount will be calculated using the discounted amount and the aggregate amount of the offering would be increased by the difference between the face amount and the discounted price.

                         DESCRIPTION OF DEBT SECURITIES

    We will provide information to you about the debt securities in up to three separate documents that progressively provide more detail:

    - This prospectus provides general information that may not apply to each series of debt securities.

    - The prospectus supplement is more specific than this prospectus. If the information provided in the prospectus supplement differs from this prospectus, you should rely on the prospectus supplement.

    - The pricing supplement, if used, provides final details about a specific series of debt securities. If the pricing supplement differs from this prospectus or the prospectus supplement, you should rely on the pricing supplement.

    The debt securities will be issued under an indenture between us and U.S. Bank Trust National Association, as trustee. For each issuance of securities, we may enter into a supplemental indenture with more specific terms of the debt securities issued.

GENERAL

    The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. The debt securities may be issued in one or more series as we may authorize at various times. All debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their principal amount. The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

    - the title and the limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the debt securities will mature;

    - the person to whom interest is payable, if other than the person in whose name the debt security is registered as of the record date for payment of interest;

    - any rate or rates, which may be fixed or variable, or the method of determining any rate or rates, at which the debt securities will bear interest;

    - the date or dates from which interest shall accrue and the date or dates on which interest will be payable;

    - the place or places where the principal of and any premium and interest on the debt securities will be payable;

    - the currency, currencies or currency units in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, if other than United States dollars;

    - any redemption or sinking fund terms;

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
    - any event of default or covenant with respect to the debt securities of a particular series, if not set forth in this prospectus;

    - any index used to determine the amount of principal, premium or interest payable with respect to the debt securities;

    - whether the debt securities are to be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

    - if other than denominations of $1,000 or multiples of $1,000, the denominations in which debt securities will be issued;

    - the part of the principal amount of debt securities which will be payable upon acceleration if less than the entire amount;

    - if the principal amount of the debt securities or interest paid on the debt securities are set forth or payable in a currency other than U.S. dollars, whether and under what terms and conditions we may discharge the debt securities; and

    - any other terms of the series, which will not conflict with the terms of the indenture.

    Principal, any premium and any interest will be payable and the debt securities will be transferable at the corporate trust office of the trustee, unless we specify otherwise in the accompanying prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

    We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. No service charge will be made for any transfer or exchange of debt securities, but we may require payment beforehand of any related taxes or other governmental charges. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act. Those debt securities will not be considered in determining the aggregate amount of securities issued under the registration statement of which this prospectus is a part.

    We will describe special federal income tax and other considerations relating to debt securities denominated in foreign currencies in the applicable prospectus supplement.

    Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. This may be done without service charge and upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents, in addition to the security registrar, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which such transfer agent acts. We may at any time designate additional transfer agents with respect to any series of debt securities.

PAYMENT AND PAYING AGENTS

    Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

    - by the applicable depositary to a nominee of the depositary;

    - by any nominee to the depositary itself or another nominee; or

    - by the depositary or any nominee to a successor depositary or any nominee of the successor.

    We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

    When we issue a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, known as "participants." Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

    As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

    - will not be entitled to have any of the underlying debt securities registered in their names;

    - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

    - will not be considered the owners or holders under the indenture relating to those debt securities.

    Payments of principal of, any premium and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the

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depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

    We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

    If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

RESTRICTIVE COVENANTS

    Under the indenture, we may not consolidate or merge with any other person or convey or transfer all or substantially all of our properties and assets to another person or permit another corporation to merge into us, unless:

    - the successor is a person organized under the laws of the United States or any state;

    - the successor person, if not us, assumes our obligations on the debt securities and under the indenture;

    - after giving effect to the transaction and treating any debt which becomes our obligation as a result of the transaction as incurred by us at that time, no event of default exists under the indenture; and

    - we supply the trustee with documents certifying our compliance with these conditions.

MODIFICATION OF THE INDENTURE

    Under the indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. None of the following modifications, however, is effective against any holder without the consent of the holders of all of the affected outstanding debt securities:

    - changing the maturity, installment or interest rate of any of the debt securities;

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
    - reducing the principal amount, any premium or the rate of interest of any of the debt securities;

    - reducing the principal amount of an original issue discount debt security due and payable upon acceleration of its maturity;

    - changing the place for payment of or the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

    - impairing any right to take legal action for an overdue payment;

    - reducing the percentage required for modifications or waivers of compliance with the indenture; or

    - with some exceptions, modifying any of the above provisions or the provisions for the waiver of covenants and defaults.

    Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indenture or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected.

WAIVER OF COVENANTS

    The indenture provides that we will not be required to comply with covenants relating to our corporate existence, the maintenance of our properties or the payment of taxes and other claims, if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with these covenants.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    "Event of default" when used in the indenture, will mean any of the following in relation to a series of debt securities:

    - failure to pay interest on any debt security for 30 days after the interest becomes due;

    - failure to pay the principal or any premium on any debt security when due;

    - failure to deposit any sinking fund payment when due;

    - an event of default under the terms of any indenture or instrument for borrowed money under which we or any subsidiary of ours that owns or leases a principal property has outstanding an aggregate principal amount of $50,000,000, which default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 10 days after notice of such acceleration);

    - failure to perform or breach of any other covenant or warranty in the indenture that continues for 60 days after our being given notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

    - events of bankruptcy, insolvency or reorganization relating to us or our property, or our written admission that we are unable to pay our debts generally as they become due; or

    - any other event of default provided for debt securities of that series.

    If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal of all of the outstanding debt securities of such series to be due and immediately payable. At any time after an acceleration of any debt securities of a series is made, but before a judgment for payment of money is obtained, the holders of at least a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind such acceleration if two conditions are met. First, we must have paid or deposited with the trustee a sum sufficient to pay the following:

    - all overdue interest on all debt securities of that series;

    - the principal of (and premium, if any, on) any debt security of that series that have become due otherwise than by the declaration of acceleration and interest on those debt securities;

    - to the extent payment of such interest is lawful, interest on overdue interest; and

    - all sums paid or advanced by or due to the trustee under the indenture and reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel.

Second, all other events of default relating to debt securities of that series must have been cured or waived.

    The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indenture or would involve the trustee in personal liability.

    The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indenture relating to the series, except a default (a) in the payment of the principal of or any premium or interest on any of the debt securities of the series or (b) with respect to a covenant or provision of such indentures which, under the terms of such indenture cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected.

    The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders.

    The indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal, premium, interest or sinking fund installment with respect to any debt securities of the series. The above notice shall not be given until at least 30 days after the occurrence of a default in the performance of or a breach of a covenant or warranty in the applicable indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

    The indenture requires us to file annually with the trustee a certificate, executed by one of our officers, indicating whether the officer has knowledge of any default under the indenture.

NOTICES

    Notices to holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register.

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
REPLACEMENT OF SECURITIES

    We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

DEFEASANCE

    The indenture contains provisions that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding, which we refer to below as "legal defeasance," or (b) to be released from our obligations under the restrictive covenants described above under "Restrictive Covenants," which we refer to below as "covenant defeasance." To make either of the above elections, we must

    - deposit in trust with the trustee, money, U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money without reinvestment, or a combination of money and U.S. government obligations to repay in full those debt securities and mandatory sinking fund payments (and this deposit in trust must not cause specified conflicts, breaches or defaults to occur, or the delisting from the New York Stock Exchange of any of our outstanding debt securities, nor can there be an event of default under the indenture existing at the time of the deposit in trust);

    - deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred in the case of legal defeasance only, such opinion of counsel to be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law; and

    - deliver to the trustee required certificates and opinions as to our compliance with these defeasance conditions.

GOVERNING LAW

    The indenture, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    U.S. Bank Trust National Association is trustee under the indenture. The trustee participates in our credit agreement and has other customary banking relationships with us and our affiliates.

          DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND RIGHTS PLAN

    Our restated articles of incorporation provide that we may issue up to 250,000,000 shares of common stock. Our board of directors may designate up to 15,000,000 of those shares as preferred stock.

    As of March 1, 1999, we had 42,700,179 shares of common stock outstanding and an equal number of shares of common stock reserved for issuance under Pentair's common share purchase rights agreement. We also had 4,149,612 shares of common stock reserved for issuance upon exercise of options under various stock option plans and an equal number of shares of common stock reserved for issuance under the rights associated with those options. Options to purchase 979,132 shares of common stock were exercisable as of March 1, 1999. We do not have any shares of preferred stock outstanding.

COMMON STOCK

    Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Because holders of common stock do not have cumulative voting rights, the holders of a simple majority of the shares voted at a meeting at which a quorum is present can elect all of the directors to be elected at that meeting. The shares of common stock are neither redeemable nor convertible and the holders thereof have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Pentair.

    The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future or by the terms of our senior credit facility. If we were to liquidate, dissolve or wind up our affairs, holders of common stock would share proportionally in our assets that remain after payment of all of our debts and liabilities and after any liquidation payments with respect to preferred stock.

PREFERRED STOCK

    We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, redemption and conversion rights it deems appropriate. However, shares of preferred stock cannot be given more than one vote per share. Issuance of stock by the board could dilute the voting strength of the holders of common stock, give the holders of preferred stock priority over the holders of common stock with respect to the payment of dividends or grant the holders of preferred stock preference with respect to liquidation rights. It also may help our management impede a takeover or attempted change in control.

RIGHTS AGREEMENT

    We have entered into a rights agreement dated as of July 31, 1995 with Norwest Bank Minnesota, N.A. Under this agreement, each outstanding share of our common stock has one common share purchase right attached to it. Each share of common stock we issue before the rights agreement expires (including the shares of common stock we are selling in this offering) also will have one common share purchase right attached to it. A complete description of the common share purchase rights and all the specific terms of the common share purchase rights are set forth in the rights agreement. In this prospectus, unless the context otherwise requires, all references to the common stock include the accompanying common share purchase rights.

    When the common share purchase rights become exercisable, each common share purchase right will initially entitle the holder to purchase one share of our common stock, at the current purchase price of $80 per share. The purchase price is subject to adjustment by the board to prevent dilution. However, the common share purchase rights are not exercisable if they are held by a person or group that beneficially owns more than 15% of our outstanding common stock. Currently, the common share purchase rights are not exercisable and trade automatically with the shares of common stock to which they are attached. The common share purchase rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under certain circumstances, including the existence of a 15% acquiring party, each holder of a common share purchase right, other than the acquiring party, will then be entitled to purchase at the applicable purchase price, common stock having a market value of two times the purchase price. In the event we are acquired by another company after the common share purchase rights have become exercisable, each holder of a common share purchase right will be entitled to receive shares of the acquiring company having a market value of two times the purchase price.

    The common share purchase rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings. Unless we redeem or exchange the common share purchase rights, they will expire on July 31, 2005. We may redeem all, but not part of, the common share purchase rights at any time before they become exercisable, at a price of $0.01 per common share purchase right. The board has the discretion to determine the effective date of the redemption and the terms and conditions of the redemption. Once the common share purchase rights become exercisable, but before a person or group acquires 50% or more of our outstanding common stock, we may decide to exchange all or part of the common share purchase rights at a rate of one share of common stock per common share purchase right.

    The board may amend the common share purchase rights without the consent of the holders, except that we cannot change the redemption price, the purchase price or the final expiration date. We can lower the threshold for exercisability of the common share purchase rights from 15% to 10%, except that the new threshold will not apply to a person who meets the new threshold at the time we lower it, and if the common share purchase rights are already exercisable, we cannot lower the threshold if it will adversely affect the interests of the common share purchase rights holders.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, N.A. is the transfer agent and registrar for our common stock.

                   PROVISIONS RELATING TO CHANGES IN CONTROL

    This section describes some provisions and laws that can delay, deter or prevent a third party from acquiring control of Pentair through a tender offer, open market purchases, a proxy contest or other mechanism. Our shareholders might view any such transaction as being in their best interests since the transaction could result in a higher stock price than the current market price for our common stock.

    RESTATED ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS. The provisions in our Restated Articles of Incorporation and Bylaws that could have an anti-takeover effect include the following:

    - We have a staggered board of directors with three classes. One class is elected each year for three-year terms. We believe that a classified board of directors helps assure the continuity and stability of our board and business strategies and policies. The classified board, however, also increases the likelihood that, in the event of a takeover, some incumbent directors will retain their positions; that is, a potential acquirer probably will not be able to take control of the board in one proxy contest. In addition, the classified board provision helps ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

    - Directors can fill any vacant directorships. However, directors appointed by the board to fill a vacancy come up for election at the next annual meeting, even if the term would not normally expire.

    - Directors may only be removed for good cause.

    - There are advance notice requirements for nominating candidates for the board of directors.

    - Holders of 25% of the outstanding voting shares are required to call a special meeting to consider any action to facilitate or effect a business combination.

    - There are notice and shareholder approval requirements for persons acquiring 20% or more of the outstanding voting power. If they are not complied with, the acquired shares, for a period of one year after acquisition, are denied voting rights, are not transferable and are subject to our option to redeem the shares at the price at which they were acquired.

    - A super-majority representing two-thirds of our outstanding common stock is required to approve a consolidation or merger.

    - If a 20% shareholder acquires more shares or any shareholder acquires more than 50% of the outstanding shares, shareholders have the right to request that we repurchase their shares at the higher of the tender offer price, the acquisition price or the highest market price over a specified period of time. The obligation to repurchase does not apply in the event that:

      -  the board recommends that a pending tender offer be accepted or

      - if no tender offer is pending, the board announces that it does not oppose the accumulation of shares.

    This provision is intended to prevent potential acquirers from paying some shareholders less than other shareholders.

    - The board of directors could use the unissued and unreserved shares to discourage a takeover attempt.

    RIGHTS AGREEMENT. The common share purchase rights, described above, can have anti-takeover effects. They could cause substantial dilution to a person or group that attempts to acquire us. Accordingly, the existence of the common share purchase rights may deter some acquirers from making takeover proposals or tender offers. The common share purchase rights are not intended to prevent a takeover, but rather are designated to enhance the ability of our board of directors to negotiate with an acquirer on behalf of all of our shareholders.

    PROVISIONS OF MINNESOTA LAW. The Minnesota Business Corporation Act has two provisions that could delay or prevent a change in control. Generally, if any person acquires 20% or more of our outstanding voting stock, such acquisition must be approved by a majority vote of our shareholders, as required by Section 302A.671 of the Minnesota Business Corporation Act. If the acquisition is not approved, the number of shares exceeding the 20% level will be denied voting rights and we would have the right to redeem the shares at their fair market value within 30 days if the owner of the shares fails to comply with the procedural requirements of Section 302A.671 or our shareholders do not vote to grant voting rights to the shares. This provision does not apply to mergers and exchanges if we are a party to the transaction. This provision also does not apply to shares acquired directly from us. Section 302A.673 of the Minnesota Business Corporation Act does not allow us to enter into any business combination, such as a merger, with any shareholder who owns 10% or more of our voting shares for four years following the date the shares were acquired, unless the business combination is approved by a committee of all of our disinterested directors before the shares are acquired.

    In addition, Minnesota Statutes, Chapter 80B requires a person proposing to acquire 10% or more of the outstanding shares to file materials with and obtain approval from the Minnesota Department of Commerce under certain circumstances.

                              PLAN OF DISTRIBUTION

DISTRIBUTION

    We may sell the offered securities through agents, underwriters or dealers, or directly to one or more purchasers. The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

    - the names of any underwriters or agents;

    - the purchase price of the securities;

    - the proceeds to us from the sale;

    - any underwriting discounts;

    - any other items of underwriters' compensation;

    - any initial public offering price; and

    - any discounts or concessions allowed or reallowed or paid to dealers.

AGENTS

    We may designate agents to sell securities from time to time, who will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may sell securities through agents designated by us from time to time.

DEALERS

    If we use dealers for the sale of any securities, we will sell such securities to the dealers as principal. Any dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to such securities being offered thereby.

UNDERWRITERS

    If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Only underwriters named in a supplement will be underwriters for that offering.

DIRECT SALES

    We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

COMPENSATION AND INDEMNIFICATION OF UNDERWRITERS, DEALERS AND AGENTS

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

DELAYED DELIVERY CONTRACTS

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to the contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. The contracts will not be subject to any conditions except:

    - the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

    - if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the debt securities less the principal amount thereof covered by the contracts.

    The underwriters will not have any responsibility in respect of the validity or performance of the contracts.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. We have also filed a registration statement that includes this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement. The registration statement contains additional information about us and the securities we are offering. For example, in this prospectus we've summarized or referred to contracts, agreements and other documents that have been filed as exhibits to the registration statement. All materials that we file with the SEC, including the registration statement, may be read and copied (at prescribed rates) at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. You can also obtain these documents on the SEC's website (HTTP://WWW.SEC.GOV).

    Our common stock is listed on the New York Stock Exchange and our reports, proxy materials and other information can also be inspected at their offices at 20 Broad Street, New York, New York 10005 or on their website
(HTTP://WWW.NYSE.COM).

    We "incorporate by reference" into this prospectus the information we file with the SEC. That means that, rather than reprinting here all of the information contained in other documents filed with the SEC, we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC in the future will automatically update and supersede what is printed in this prospectus. We incorporate by reference the following documents that we have filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

    - Annual Report on Form 10-K for the year ended December 31, 1998.

    - Quarterly Report on Form 10-Q for the quarter ended March 27, 1999.

    - Current Report on Form 8-K as filed on April 8, 1999.


    - Quarterly Report on Form 10-Q for the quarter ended June 26, 1999.


    - All future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities offered by this prospectus.

    - The descriptions of our common stock and common share purchase rights contained in our Registration Statements on Form 8-A and any amendments or reports filed to update these descriptions.

    We will provide you with a copy of these filings, at no cost, if you write us at Pentair, Inc., 1500 County Road B2 West, St. Paul, Minnesota 55113-3105,
Attention: Corporate Secretary or call (651) 636-7920.

                                 LEGAL MATTERS

    The validity of the common stock and debt securities covered by this prospectus will be passed upon for us by Henson & Efron, P.A., Minneapolis, Minnesota. Certain shareholders of Henson & Efron, P.A. own shares of common stock.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Pentair, Inc. Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of common stock of the registrant covered by this Registration Statement.

SEC registration fee..............................................  $ 194,600
NYSE additional listing fees......................................     75,000
Trustee's fees....................................................      5,000
Attorney's fees and expenses......................................    150,000
Accounting Fees and expenses......................................    180,000
Rating agency fees................................................     50,000
Printing and engraving............................................     75,000
Miscellaneous.....................................................     50,400
                                                                    ---------
  Total...........................................................  $ 700,000
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the statute) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. Pentair's Restated Articles of Incorporation also require it to provide indemnification to the fullest extent of the Minnesota indemnification statute.

    Pentair maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Pentair.

ITEM 16. EXHIBITS.

    See Exhibit Index following the Signatures Page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and
(iii) each post-effective amendment that contains a form of prospectus shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto
duly authorized, in the City of St. Paul, State of Minnesota on August   , 1999.


                                PENTAIR, INC.

                                By:            /s/ WINSLOW H. BUXTON
                                     -----------------------------------------
                                                 Winslow H. Buxton
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons on
August   , 1999 in the capacities indicated.


          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman, President, Chief
    /s/ WINSLOW H. BUXTON         Executive Officer and
------------------------------    Director (principal
      Winslow H. Buxton           executive officer)

                                Executive Vice President
                                  and Chief Financial
    /s/ RICHARD W. INGMAN         Officer (principal
------------------------------    financial and accounting
      Richard W. Ingman           officer)
                                  Director

              *
------------------------------  Director
      William J. Cadogan

              *
------------------------------  Vice Chairman and Director
      Joseph R. Collins

              *
------------------------------  Director
      Barbara B. Grogan

              *
------------------------------  Director
     Charles A. Haggerty

              *
------------------------------  Director
      Harold V. Haverty

              *
------------------------------  Director
      Quentin J. Hietpas

              *
------------------------------  Director
       Stuart Maitland

          SIGNATURE                       TITLE
------------------------------  --------------------------

              *
------------------------------  Director
        Augusto Meozzi

              *
------------------------------  Director
      Richard M. Schulze

              *
------------------------------  Director
        Karen E. Welke

*By:   /s/ LOUIS L. AINSWORTH
      -------------------------
         Louis L. Ainsworth
          ATTORNEY-IN-FACT

 And    /s/ RICHARD W. INGMAN
 By:  -------------------------
          Richard W. Ingman
          ATTORNEY-IN-FACT

------------------------


* This Amendment No. 2 to Registration Statement has been signed by the undersigned as attorneys-in-fact on behalf of each person so indicated pursuant to a power of attorney duly executed by each such person.

                                 PENTAIR, INC.
                                EXHIBIT INDEX TO
               AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT



 EXHIBIT
  NUMBER                     DESCRIPTION                         INCORPORATED HEREIN BY REFERENCE TO        FILED HEREWITH
----------  ----------------------------------------------  ----------------------------------------------  ---------------
      1.1*  Underwriting Agreement;--Debt Securities

      1.2*  Underwriting Agreement--Common Stock

      3.1   Second Restated Articles of Incorporation as    Exhibit 3.1 to Pentair's Amendment No. 1 to
            amended through June 14, 1999                   Registration Statement on Form S-3 filed July
                                                            16, 1999

      3.2   Second Amended and Superseding By-Laws as       Exhibit 4.2 to Pentair's Registration
            amended through July 21, 1995.                  Statement on Form S-8 filed August 28, 1998
                                                            (File No. 333-62475)

      4.1   Rights Agreement as of July 21, 1995 between    Exhibit 4.1 to Pentair's Form 10-Q for the
            Norwest Bank N.A. and Pentair, Inc.             quarter ended June 30, 1995.

      4.2   Form of Indenture (including form of debt       Exhibit 4.2 to the original Registration
            securities)                                     Statement.

      5.1   Opinion and Consent of Henson & Efron, P.A.     Exhibit 5.1 to Amendment No. 1 to the
                                                            Registration Statement on Form S-3 filed July
                                                            16, 1999

     12.1   Statement regarding Computation of Ratio of     Exhibit 12.1 to the original Registration
            Earnings to Fixed Charges                       Statement

     23.1   Consent of Deloitte & Touche, LLP**                                                                        x

     23.2   Consent of Henson & Efron, P.A.                 Contained in Exhibit 5.1

     24.1   Power of Attorney                               Signature page of original Registration
                                                            Statement

     25.1   Statement of Eligibility on Form T-1 of U.S.    Exhibit 25.1 to the original Registration
            Bank Trust National Association.                Statement


------------------------

* To be filed by amendment or under cover of Form 8-K and incorporated herein by reference.

** Replaces the form of this Exhibit previously filed with this Registration Statement.